Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the “Amendment”), is made as of May 1, 2006, by and between Impac Funding Corporation, a California Corporation (“Employer”), and Richard J. Johnson, an individual (“Employee”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Employment Agreement, as amended (the “Employment Agreement”), dated as of April 1, 2003, between Employer and Employee.

Intending to be legally bound hereby, the parties hereto agree to amend the Employment Agreement as follows:

1.             Section 1.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1.1  Employer hereby employs Employee and Employee hereby accepts such employment full-time (subject to those exceptions, if any, set forth below) as Executive Vice President and Chief Operating Officer to perform the duties set forth in Exhibit A, attached hereto and, subject to Section 2.2(i), to perform such other duties or functions as are reasonably required or may be prescribed from time to time or as otherwise agreed.  Employee shall render his services by and subject to the instructions and under the direction of Employer’s Chief Executive Officer to whom Employee shall directly report.”

2.             Exhibit A is hereby amended and replaced in its entirety with Exhibit A2 attached hereto.

IN WITNESS WHEREOF, this Amendment No. 2 to Employment Agreement is executed as of the day and year first above written.

“EMPLOYER”
IMPAC FUNDING CORPORATION,
a California corporation
By:	/s/ William S. Ashmore
Name:	William S. Ashmore
Title:	President
“EMPLOYEE”
By:	/s/ Richard J. Johnson
Richard J. Johnson

Exhibit A2

JOB DESCRIPTION AND RELATED ENTITIES

Responsible for planning, coordinating and directing in the operational and financial affairs of the Organization,.  For purposes of this Exhibit A2, “Organization” means Employer and any affiliates or related entities of Employer for whom Employee is requested to provide services pursuant to the Employment Agreement, as amended by and between Employer and Employee dated as of April 1, 2003 (the “Agreement”).  Provide management and the Board of Directors of Employer and all of the entities within the Organization with meaningful and timely information regarding the Organization’s operations  performance.  Monitor compliance with applicable laws, rules, and regulations related to performance of the Organization, and implement and oversee programs designed to ensure such compliance.  Serve on the Asset Liability Committee of Impac Mortgage Holdings, Inc. (“IMH”) and administer and oversee its interest rate risk management of IMH’s balance sheet.  Recommend and implement asset/liability and tax strategies to improve financial performance.   Provide appropriate financial analysis of investment, merger and acquisition alternatives. Manage the staff of exempt and non-exempt employees.  Perform supervisory duties to include: hiring, corrective action, performance appraisals, salary reviews, counseling, work scheduling, training, and budgeting.  Oversee and manage the Organization’s information technology (“IT”) department.  Oversee and approve IT projects and allocation of resources and approval of all IT related capital expenditures.    In addition he shall be responsible to perform those duties and functions that are normally consistent with this position.

In consultation and coordination with the Chief Executive Officer and the Board of Directors of Employer and, as the case may be, the Chief Executive Officer and the Board of Directors of other entities within the Organization, the COO’s responsibilities include participating in the oversight, management and administration of the following areas for the Organization, either directly or through supervision of senior managers charged with primary responsibility for such areas: finance; personnel; organization and administration; legal compliance; development, promotion and delivery of the Organization’s products and services; planning and budgeting; policy development; evaluate and report on the Organization’s performance.

Employee acknowledges, understands and agrees that Employee will be requested by Employer to devote some or all of Employee’s time and effort during the term of employment pursuant to the Agreement (and consistent with the above job description) to the business of Employer’s affiliates or related entities pursuant to certain agreements and relationships between and among Employer and such affiliates or related entities.  Such affiliates and related entities include, but are not limited to, the following: Impac Mortgage Holdings, Inc., Impac Commercial Capital Corp., Impac Warehouse Lending Group, IMH Assets Corp., Impac Lending Group, Impac Secured Assets Corp., Impac Mortgage Acceptance Corp., Impac Commercial Capital Corporation, and Impac Foundation.

Employee further understands and acknowledges that, pursuant to the Agreement, Employee may be directed by Employer to provide services consistent with the above job descriptions to additional real estate investment trusts or other entities which Employer establishes or with which Employer affiliates or becomes related and for which there exists an agreement with Employer or any of the above entities to provide such services.